Exhibit 99.1

Travelzoo 590 Madison Avenue 21st Floor New York, NY 10022

Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2007 Results

NEW YORK, October 25, 2007 -- Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $19.9 million, up 13% year-over-year
•	Operating profit of $4.9 million
•	$0.14 earnings per share, down from $0.28 in the prior-year period
•	Income tax rate of 59.5%

Travelzoo Inc., a global Internet media company, today announced financial results for the third quarter ended September 30, 2007, with revenue of $19.9 million, an increase of 13% year-over-year. Net income was $2.2 million, with diluted earnings per share (EPS) of $0.14, down from $0.28 in the prior-year period.

“Travelzoo’s latest results were impacted by non-tax deductible losses from our foreign operations and our aggressive spending on acquiring more subscribers in new markets,” said Ralph Bartel, chairman and chief executive officer, Travelzoo. “North America revenue was impacted by technical and execution problems of a third-party provider that manages traffic acquisition for our SuperSearch™ product. In Q4, we will continue to aggressively execute our global strategy and focus on better execution in North America.”

North America

North America business segment revenue grew 10% year-over-year to $18.4 million. North America reported operating income of $7.1 million, or 38.5% of revenue, down from operating income of $8.4 million, or 50.5% of revenue, in the prior-year period.

1/7

Europe

Europe business segment revenue grew 67% year-over-year to $1.6 million. Europe reported an operating loss of $1.4 million, compared to an operating loss of $277,000 in the prior-year period. The increase in operating loss was primarily attributable to increased spending on subscriber acquisition and the start up of operations in Germany and France. Travelzoo began operations in the U.K. in May 2005, in Germany in September 2006, and in France in March 2007.

Asia Pacific

The Asia Pacific business segment reported an operating loss of $706,000. Travelzoo began operations in Hong Kong in April 2007 and began operations in Japan in September 2007.

Income Taxes

Travelzoo’s effective income tax rate was 59.5%, up from 45.9% in the prior-year period. The effective tax rate was impacted by operating losses in Canada, Europe and Asia. These operating losses were treated as having no recognizable tax benefit.

Asset Management

Travelzoo generated $1.3 million in cash flow from operations. Accounts receivable increased $863,000 sequentially and increased $581,000 over the prior-year period to $9.4 million. Accounts payable decreased $692,000 sequentially and increased $3.3 million over the prior-year period to $5.8 million. Travelzoo utilized $19.8 million of cash during the third quarter to repurchase 1 million shares of common stock from the open market. Travelzoo exited the quarter with $23.3 million in cash and cash equivalents.

Conference Call

Travelzoo will host a conference call to discuss third quarter results at 5:00 p.m. ET today. A live Web cast can be accessed through the company's investor relations Web site at www.travelzoo.com/ir.

2/7

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo's media properties, which reach more than 11 million travel enthusiasts in the U.S., Canada, France, Germany, Hong Kong and the U.K. , include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 600 advertisers. Travelzoo's deal experts review each offer to find the best travel deals and confirm their true value. Travelzoo is headquartered in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

3/7

Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$ 19,943	$ 17,586	$ 59,798	$ 51,873
Cost of revenues	563	232	1,360	782
Gross profit	19,380	17,354	58,438	51,091
Operating expenses:
Sales and marketing	10,954	6,974	31,015	22,047
General and administrative	3,488	2,249	9,254	6,962
Total operating expenses	14,442	9,223	40,269	29,009
Income from operations	4,938	8,131	18,169	22,082
Other income and expense:
Interest income	312	279	1,103	926
Gain on foreign currency	68	7	103	12
Income before income taxes	5,318	8,417	19,375	23,020
Income taxes	3,164	3,866	10,312	10,502
Net income	$ 2,154	$ 4,551	$ 9,063	$ 12,518

Basic net income per share	$ 0.15	$ 0.30	$ 0.60	$ 0.80
Diluted net income per share	0.14	0.28	0.56	0.74

Shares used in computing basic net income per share	14,659	15,250	15,053	15,595
Shares used in computing diluted net income per share	15,873	16,464	16,278	16,803

4/7

Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$ 23,253	$ 33,415
Accounts receivable, net	9,408	7,274
Deposits	181	177
Prepaid expenses and other current assets	1,088	506
Deferred tax assets	1,980	1,980
Total current assets	35,910	43,352
Deposits, less current portion	239	142
Property and equipment, net	387	172
Intangible assets, net	33	34
Total Assets	$ 36,569	$ 43,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	5,750	2,839
Accrued expenses	3,101	2,149
Deferred revenue	471	750
Deferred rent	25	-
Income tax payable	-	1,142
Total current liabilities	9,347	6,880
Other liabilities	1,196	3

Common stock	153	153
Treasury stock	(19,823)	-
Additional paid-in capital	2,076	2,076
Accumulated other comprehensive income	(9)	22
Retained earnings	43,629	34,566
Total Stockholders' Equity	26,026	36,817
Total Liabilities and Stockholders' Equity	$ 36,569	$ 43,700

5/7

Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 2,154	$ 4,551	$ 9,063	$ 12,518
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53	35	132	103
Provision for losses on accounts receivable	(44)	(2)	(52)	228
Accrued income on short-term investments	-	(115)	-	(449)
Changes in operating assets and liabilities:
Accounts receivable	(783)	(256)	(2,018)	3
Deposits	(30)	(2)	(96)	(92)
Prepaid expenses and other current assets	243	86	(571)	63
Accounts payable	(698)	(498)	2,881	100
Accrued expenses	645	(386)	892	(271)
Deferred revenue	(246)	14	(283)	282
Deferred rent	17	-	72	-
Income tax payable	-	(641)	3	(649)
Net cash provided by operating activities	1,311	2,786	10,023	11,836

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(89)	(17)	(335)	(96)
Purchase of short-term investments	-	-	-	(14,663)
Sale of short-term investments	-	15,000	-	35,000
Purchase of intangible assets	(5)	-	(5)	-
Net cash provided by (used in) investing activities	(94)	14,983	(340)	20,241

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(19,823)	-	(19,823)	(28,579)
Net cash used in financing activities	(19,823)	-	(19,823)	(28,579)

Effect of exchange rate on cash and cash equivalents	(17)	8	(22)	10

Net increase (decrease) in cash and cash equivalents	(18,623)	17,777	(10,162)	3,508
Cash and cash equivalents at beginning of period	41,876	10,200	33,415	24,469

Cash and cash equivalents at end of period	23,253	27,977	23,253	27,977

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	$ 2,853	$ 4,507	$ 10,404	$ 11,152

6/7

Travelzoo Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended September 30, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$ 18,332	$ 1,611	$ -	$ -	$ 19,943
Intersegment revenue	33	-		(33)	-
Total net revenues	18,365	1,611	-	(33)	19,943
Operating income (loss)	$ 7,066	$ (1,423)	$ (706)	$ 1	$ 4,938

Three months ended September 30, 2006	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$ 16,627	$ 959	$ -	$ -	$ 17,586
Intersegment revenue	37	4	-	(41)	-
Total net revenues	16,664	963	-	(41)	17,586
Operating income (loss)	$ 8,407	$ (277)	$ -	$ 1	$ 8,131

Nine months ended September 30, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$ 55,406	$ 4,392	$ -	$ 1	$ 59,798
Intersegment revenue	152	5	-	(157)	-
Total net revenues	55,558	4,397	-	(157)	59,798
Operating income (loss)	$ 22,540	$ (3,266)	$ (1,107)	$ 2	$ 18,169

Nine months ended September 30, 2006	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$ 49,607	$ 2,266	$ -	$ 1	$ 51,873
Intersegment revenue	150	6	-	(156)	-
Total net revenues	49,757	2,272	-	(156)	51,873
Operating income (loss)	$ 23,311	$ (1,231)	$ -	$ 2	$ 22,082

7/7